                    SCHEDULE 14A INFORMATION
                         (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement
[X ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or
      Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                   AMERIANA BANCORP
----------------------------------------------------------------
        (Name of Registrant as Specified in its Charter)

----------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act
      Rules 14a-6(i)(1) and 0-11.

     1.     Title of each class of securities to which
transaction applies:
________________________________________________________________

     2.     Aggregate number of securities to which transaction
applies:
________________________________________________________________

     3.     Per unit price or other underlying value of
transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________

     4.     Proposed maximum aggregate value of transaction:

________________________________________________________________

     5.     Total fee paid:
________________________________________________________________

[  ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.     Amount Previously Paid:
            ____________________________________________

     2.     Form, Schedule or Registration Statement No.:
            ____________________________________________

     3.     Filing Party:
            ____________________________________________

     4.     Date Filed:
            ____________________________________________

             [AMERIANA BANCORP LETTERHEAD]












                     April 8, 1998




Dear Shareholder:


    You are cordially invited to attend the Annual Meeting of Shareholders of Ameriana Bancorp, to be held at 2118 Bundy
Avenue, New Castle, Indiana, on Thursday, May 21, 1998, at 10:00 a.m.

    The attached notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to appropriate questions of shareholders.

    Detailed information concerning our activities and operating performance during our fiscal year ended December 31, 1997, is contained in our annual report, which is also enclosed.

    Please sign, date and promptly return the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

    We look forward to seeing you at the meeting.

                          Sincerely,

                          /s/ Harry J. Bailey

                          Harry J. Bailey
                          President and Chief Executive Officer

                   AMERIANA BANCORP
                   2118 BUNDY AVENUE
              NEW CASTLE, INDIANA  47362

________________________________________________________________
       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              TO BE HELD ON MAY 21, 1998
________________________________________________________________

    The Annual Meeting of Shareholders (the "Meeting") of
Ameriana Bancorp (the "Company") will be held at 2118 Bundy
Avenue, New Castle, Indiana, on Thursday, May 21, 1998, at 10:00 a.m.

    A Proxy Card and a Proxy Statement for the Meeting are enclosed.

    The Meeting is for the purpose of considering and acting upon:

         1.   The election of two directors of the Company;

         2.   The ratification of the appointment of Geo. S.
              Olive & Co. LLC as auditors for the Company for the fiscal year ending December 31, 1998;

         3. The approval of proposed amendments to the Ameriana Bancorp 1996 Stock Option and
              Incentive Plan, as described in the
              accompanying Proxy Statement; and

         4. Such other matters as may properly come before the Meeting or any adjournments thereof.

    NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

    Any action may be taken on any one of the foregoing pro-

posals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Shareholders of record at the close of business on March 27, 1998, are the shareholders entitled to vote at the Meeting and any adjournments thereof.

    You are requested to fill in and sign the enclosed form of Proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             /s/ Nancy A. Rogers

                             Nancy A. Rogers
                             Secretary

New Castle, Indiana
April 8, 1998
________________________________________________________________
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVEN-IENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
________________________________________________________________

                    PROXY STATEMENT
                          OF
                   AMERIANA BANCORP
                   2118 BUNDY AVENUE
               NEW CASTLE, INDIANA 47362


            ANNUAL MEETING OF SHAREHOLDERS
                     MAY  21, 1998



    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameriana Bancorp (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting"), which will be held at 2118 Bundy Avenue, New Castle, Indiana, on Thursday, May 21, 1998, at 10:00 a.m. The Company is the holding company for Ameriana Savings Bank, F.S.B., headquartered in New Castle, Indiana (the "Bank"), and Deer Park Federal Savings and Loan Association, headquartered in Cincinnati, Ohio (the "Association"). The accompanying notice of meeting and this Proxy Statement are being first mailed to shareholders on or about April 8, 1998.

________________________________________________________________
           Voting and Revocation of Proxies
________________________________________________________________

    Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A written notice of revocation of a proxy should be sent to the Secretary, Ameriana Bancorp, 2118 Bundy Avenue, New Castle, Indiana 47362, and will be effective if received by the Secretary prior to the Meeting. A previously submitted proxy will also be revoked if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below and in favor of the other proposals set forth in this Proxy Statement for consideration at the Meeting. Any proxies marked as abstentions will not be counted as votes cast. In addition, any shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Any proxies marked as abstentions or as broker nonvotes will, however, be treated as shares present for purposes of determining whether a quorum is present.

________________________________________________________________
       Voting Securities and Security Ownership
________________________________________________________________

    Shareholders of record as of the close of business on March 27, 1998, are entitled to one vote for each share then held. As of March 27, 1998, the Company had 3,233,207 shares of common stock, par value $1.00 per share, issued and outstanding.

    The following table sets forth information as of March 27, 1998 (i) with respect to any person who was known to the Company to be the beneficial owner of more than five percent of the Company's common stock and (ii) as to the Company's common stock beneficially owned by each director of the Company, each executive officer of the Company named in the "Compensation Summary" table below and all directors and executive officers of the Company as a group. All beneficial ownership is by sole voting and investment power, except as otherwise indicated.

                                  Amount and
                                  Nature of
                                  Beneficial       Percent of
Beneficial Owner                 Ownership (1)     Common Stock
----------------                 -------------     ------------
Dimensional Fund Advisors, Inc.    217,166 (2)        6.7%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Harry J. Bailey                     49,333            1.5%
Donald C. Danielson                 91,053            2.8%
Charles M. Drackett, Jr.            16,800             .5%
R. Scott Hayes                      29,700             .9%
Michael E. Kent                     23,000             .7%
Paul W. Prior                      107,998            3.3%
Ronald R. Pritzke                   19,794             .6%
Howard J. Pruim                     45,346            1.4%
Edward J. Wooton                    27,027             .8%
Timothy G. Clark                     8,000             .2%
Richard E. Welling                   2,840             .1%

All Directors and Executive        510,668           15.3%
Officers as a Group (16 persons)

__________
(1) As to the Company's directors and executive officers, includes 13,333, 0, 8,000, 8,000, 8,000, 8,000, 10,500, 0,
    10,346, 3,000, 2,840 and 110,811 shares which may be
    acquired by Messrs. Bailey, Danielson, Drackett, Hayes, Kent, Prior, Pritzke, Pruim, Wooton, Clark and Welling and all directors and executive officers as a group upon the exercise of stock options which are exercisable within 60 days.
(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, reported sole voting power over 174,066 shares and sole dispositive power over 217,166 shares as of December 31, 1997.

________________________________________________________________
          PROPOSAL I -- ELECTION OF DIRECTORS
________________________________________________________________

    The Board of Directors of the Company is comprised of seven members. The Board has staggered terms, and each director is elected for a three-year term. At the annual meeting two current directors will stand for election. The Board of Directors has nominated Donald C. Danielson and Paul W. Prior to serve as directors for the terms indicated below. Directors are elected by a plurality of the votes cast. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute director as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.

    The following table sets forth for each nominee and for each director continuing in office, such person's name and age and the year he first became a director of the Company.

                                     Year First
                                     Elected or
                                      Appointed      Term
Name                       Age (1)    Director     to Expire
-----                      ------    -----------   ---------

                        BOARD NOMINEES

Donald C. Danielson          78         1989         2001 (2)

Paul W. Prior                76         1989         2001 (2)

                DIRECTORS CONTINUING IN OFFICE

Harry J. Bailey              55         1989         1999

Charles M. Drackett, Jr.     47         1989         1999

Ronald R. Pritzke            50         1992         1999

R. Scott Hayes               51         1989         2000

Michael E. Kent              57         1989         2000

___________
(1) At December 31, 1997.
(2) Assuming the individual is elected.

    Listed below is certain information about the directors of the Company.

    DONALD C. DANIELSON is Vice Chairman of City Securities Corporation of Indianapolis. He served on the Board of Trustees of Indiana University for 21 years and was Chairman of the Board for 11 years. He currently is a director of the Indiana University Foundation, Indiana State Chamber of Commerce, National Fellowship of Christian Athletes, Indiana Basketball Hall of Fame and Chairman of the Board for the Walther Cancer Foundation. He served as a member of President Bush's Credit Standards Advisory Committee in 1991. He has been a director of the Bank since 1971 and director of the Company since its formation.

    PAUL W. PRIOR is the Chairman of the Boards of the Company and the Bank. Mr. Prior retired as President of the Company in May 1990. He joined the Bank as Chairman of the Board, President and Chief Executive Officer in January 1973, after having served another savings institution as Chief Executive Officer for 20 years. He became Chairman of the Board, President and Chief Executive Officer of the Company at the time of its formation in 1989. Mr. Prior served as National Chairman of the United States League of Savings Institutions in 1984. He is a life member of the Board of Directors of the Indiana Chamber of Commerce.

    HARRY J. BAILEY has been President of the Company and the Bank since May 1990, and was appointed Chief Executive Officer in December 1990. Mr. Bailey was the Executive Vice President and Chief Operating Officer of the Company since its formation in 1989 and of the Bank since February 1984. He has been a director of the Bank since 1987, a director of the Company since its formation and a director of the Association since 1992.
From June 1983 to

January 1984, Mr. Bailey, an attorney, acted as a consultant to financial institutions and for 15 years before, served in the legal department and as operations officer for thrift institutions in the Chicago area. He currently serves on the Board of Directors of the Federal Home Loan Bank of Indianapolis, vice chairman and director of the Indiana
League of Savings Institutions, Inc., trustee of the Henry County Memorial Hospital, director of the New Castle/Henry County Economic Development Corporation and director of the Henry County Community Foundation, of which he is chairman of the Finance/Investment Committee.

    CHARLES M. (KIM) DRACKETT, JR. is Vice Chairman, President and General Manager of Fairholme Farms Inc. in Lewisville, Indiana. He founded the Maximum Economic Yield Club in Lewisville to provide a means of sharing innovative farming techniques, and is a participant at the Indiana Institute of Food and Nutrition in Indianapolis. Mr. Drackett currently serves as a director of The Cincinnati Nature Center. He has been a director of the Bank since 1989 and director of the Company since its formation.

    RONALD R. PRITZKE is a partner in the law firm Pritzke & Davis in Greenfield, Indiana. He is past president of the Greater Greenfield Chamber of Commerce. He is also a founding member, past president and currently on the Hancock County Community Foundation Board. In addition, he is a founding member and currently president of Regreening Greenfield, Inc. Mr. Pritzke served as a member of the Greenfield Public Library Board for ten years. He is a former member of the Board of the Hancock County Cancer Society. Mr. Pritzke has been a director of the Company and the Bank since his appointment in December 1992.

    R. SCOTT HAYES is senior partner in Scotten and Hinshaw, New Castle, Indiana, the law firm which serves as General Counsel to the Company. He is chairman of the Henry County Redevelopment Commission. He is past chairman of the New Castle/Henry County Economic Development Corporation and the president and a director of BETA MU House Association, Inc. He has been a director of the Bank since 1984 and director of the Company since its formation.

    MICHAEL E. KENT is a consultant and private investor.
Prior to his retirement in January 1996, Mr. Kent was Chairman, President and Chief Executive Officer of Modernfold. He was past president and is currently an advisory director of the Alumni Board of the Department of Mechanical and Industrial Engineering at the University of Illinois. He has been a director of the Bank since 1987 and director of the Company since its formation.

________________________________________________________________
   Meetings and Committees of the Board of Directors
________________________________________________________________

    The Board of Directors of the Company conducts its business through meetings of the Board and its committees. During the fiscal year ended December 31, 1997, the Company's Board of Directors held 12 meetings. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served during this period. Each member of the Board of Directors of the Company also serves as a member of the Board of Directors of the Bank and various committees thereof.

    The Company's Board of Directors has an Audit Committee, which is responsible for the review and evaluation of the Company's annual audit and related financial matters. This committee consists of Chairman Hayes and Directors Kent, Drackett and Pritzke. This committee met twice during fiscal 1997.

    The Company's Board of Directors has also appointed a Committee on Compensation and Stock Options, which is responsible for administering the wage, salary and stock option plans of the Company and the Bank. This committee consists of Chairman Danielson and Directors Hayes and Kent. This committee met three times during fiscal 1997.

    The Company's full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors. The Company's Board met once in this capacity during fiscal 1997.


________________________________________________________________
               EXECUTIVE COMPENSATION
________________________________________________________________

COMPENSATION SUMMARY

    The following table sets forth information regarding cash and noncash compensation for each of the last three fiscal years awarded to or earned by (i) the Company's Chief Executive Officer, and (ii) the Company's only other executive officers whose total salary and bonus for any of the years indicated exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries.

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                                                 ---------------
                                     Annual Compensation            Securities
Name and Principal           --------------------------------       Underlying
     Positions               Year        Salary        Bonus      Options/SARs(#)
------------------           ----        ------        -----      --------------
Harry J. Bailey, President  1997        $ 205,000     $    --        20,000
  and Chief Executive       1996          187,000      33,700            --
  Officer                   1995          170,000       5,700         5,333

Howard J. Pruim (1)         1997          134,000          --        14,200
  Senior Vice President     1996          128,000      16,700            --
  and Chief Financial       1995          121,900       4,100         4,666
  Officer

Edward J. Wooton            1997          105,000          --        14,200
  Senior Vice President     1996           98,800      12,900            --
  - Subsidiaries            1995           95,000       3,200         4,666

_______________
(1)  Retired December 1997.

OPTIONS GRANTED DURING FISCAL YEAR

    The following table contains information concerning the grant of stock options under the Company's Option Plan to the named executive officers during 1997.

                                                                             Potential Realizable
                     --------------------------------------------------        Value at Assumed
                     Number of     % of Total                                Annual Rate of Stock
                     Securities     Options                                   Price Appreciation
                     Underlying    Granted to     Exercise                     for Option Term
                      Options     Employees in    or Base   Expiration       --------------------
Name                  Granted      Fiscal Year     Price       Date             5%          10%
----                 ----------   ------------   --------   ----------       --------     -------
Harry J. Bailey        20,000      11.88%        $15.75      1/6/07          $198,200     $502,000
Howard J. Pruim        14,200       8.44          15.75      1/6/07           140,722      356,420
Edward J. Wooton       14,200       8.44          15.75      1/6/07           140,722      356,420


OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information regarding options exercised by the named executive officers during 1997 and the number and value of options held by such persons at the end of 1997.

                                                     Number of
                                                     Securities       Value of
                                                     Underlying      Exercisable
                                                     Exercisable     In-the-Money
                   Shares Acquired        Value        Options         Options
Name                 on Exercise       Realized(1)   at Year-End    at Year-End(2)
----               ---------------     -----------   -----------    --------------
Harry J. Bailey            --          $    --         13,333         $65,498
Howard J. Pruim         2,700           22,228          8,846          42,723
Edward J. Wooton        7,800           87,750         10,346          51,863

__________
(1) Difference between (i) the reported closing sale price per share on the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") National Market on the exercise date and (ii) the option exercise price per share.
(2) Difference between (i) the reported closing sale price per share on the Nasdaq National Market on the last trading day of the year and (ii) the option exercise price per share.

EMPLOYMENT AGREEMENTS

    The Bank has entered into employment agreements with its executive officers, including Harry J. Bailey, President and Chief Executive Officer of the Company and the Bank and Edward
J. Wooton, Senior Vice President - Subsidiaries of the Company and the Bank. The agreements currently provide for minimum annual salaries of $219,000 and $111,000, respectively, and terms of three years. Each agreement provides for annual salary review by the Board of Directors, as well as inclusion of the employees in any discretionary bonus plans, customary fringe benefits, vacation and sick leave. Each agreement terminates upon death, and is terminable by the Bank for "just cause" as defined in such agreements. If the Bank terminates any of these employees without just cause, the employee is entitled to a continuation of his salary for the remaining term of the agreement so long as the total of such payments does not exceed three times his final annual rate of salary. Any of these employees may terminate his agreement upon 30 days' notice to the Bank.

    Each of these agreements provides that in the event of disability, the Bank shall continue to pay the employee his full compensation for the first 18 months from the date of such disability at which time the Bank may terminate the agreement and the employee shall receive 60% of his monthly salary at the time he became disabled until the earlier of his death or his normal retirement date under the Bank's pension plan. The agreements provide that these amounts shall be offset by any amounts paid to the employees under any other disability program maintained by the Bank.

    Each of these employment agreements contains a provision stating that in the event of the termination of employment after any change in control of the Company or a change in the capacity or circumstances in which the employee is employed as contemplated by the agreement, the employee will be promptly paid a sum equal to 2.99 times the average annual compensation he received during the five-year period immediately prior to the date of change of control so long as such payment would not result in adverse tax consequences under Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). "Control" generally refers to the acquisition by any person or entity of the ownership or power to vote more than 25% of the Company's stock. In the event of termination of employment resulting from a change in control which would activate such severance payment provisions, an estimated amount payable to Messrs. Bailey and Wooton would be $577,100 and $317,300, respectively, based upon their salaries during the five years ended December 31, 1997.

COMPENSATION OF DIRECTORS

    All of the members of the Company's Board of Directors are also members of the Bank's Board of Directors. The Company's directors, except the Chairman, receive fees of $3,600 annually. The Company's Chairman receives fees of $9,600. The Bank's and the Association's directors receive annual fees of $6,000 and $5,000, respectively, and $500 for each Board meeting they attend. Employees who serve as directors do not receive directors' fees. The Bank's directors, except employee directors, also receive fees of $300 for each Board committee meeting they attend.

PENSION PLAN

    The following table shows the estimated annual benefits payable under the Bank's defined-benefit pension plan based upon the respective years-of-service and compensation indicated below as calculated under the plan.

Average of High             Years of Service at Age 65
  Five Years         ----------------------------------------
 Compensation          5       10       20      30       40
---------------      ------   -----    ----    -----   ------
$  50,000            $ 3,750  $ 7,500  $15,000 $22,500  $30,000
$  75,000              5,625   11,250   22,500  33,750   45,000
$ 100,000              7,500   15,000   30,000  45,000   60,000
$ 150,000             11,250   22,500   45,000  67,500   90,000

    The compensation covered by the plan consists of the employee's salary and bonus (as set forth under "Annual Compensation" in the Compensation Summary table above) up to applicable legal limits (currently $150,000). As of December 31, 1997, Messrs. Bailey and Wooton had 13 and 12 years of service, respectively, under the plan. Benefits under the plan are computed on the basis of compensation and years of service and are not subject to any deduction for social security or other offset amounts.

REPORT OF COMMITTEE ON COMPENSATION AND STOCK OPTIONS

    The Compensation Committee of the Board of Directors is composed entirely of outside directors and has overall responsibility to review and recommend compensation plans and structure to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee recommends on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also reviews and makes recommendations on annual cash bonus programs, long-term incentive programs, grants of stock options and other executive benefits. The Committee has available to it access to independent compensation data.

    The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with the achievement of the Company's annual and long-term performance goals, reward exceptional corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Company's industry, with attention given to rewarding management based upon the Company's level of performance.

    The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value.

    Base salaries for all employees are determined by evaluating the responsibilities of the position held and by reference to the competitive marketplace for talent, including a comparison of base salaries for comparable positions at comparable companies within the banking industry. Minimum, midpoint and maximum levels are then established within the base salary ranges that are used to recognize the performance of an individual.

    Annual salary adjustments are determined by evaluating any changes in compensation in the marketplace, the performance of the company, the performance of the executive, and any increased responsibilities assumed by the executive. Above-average performance is recognized and rewarded by placing an executive at a higher level in the salary range.

    The Company has an annual incentive plan for executive officers. The purpose of this plan is to provide a direct financial incentive in the form of annual cash bonus to executives if the Company's annual goals relating to net income and return on equity are met. Threshold, target and maximum performance goals are set by the Board of Directors at the beginning of each fiscal year, as well as the maximum percentage of base salary that can be earned. Individual performance is taken into account in determining a portion of the bonus, but no bonus is paid unless predetermined threshold levels of net income and return on equity are met.

    A stock option program is the Company's long-term incentive plan for executive officers and key employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link to shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

    The base salary of the Chief Executive Officer is established by the terms of the employment agreement entered into between Mr. Bailey and the Bank. The Chief Executive Officer's base salary under the agreement was determined on the basis of the Committee's review and evaluation of the compensation of chief executives of other financial institutions similar in size to the company. The Chief Executive Officer's bonus is determined under the same criteria used for all executive officers as a group.

    In fiscal 1997, the Company did not exceed the threshold performance objectives established under the incentive bonus plan. As a result, there were no bonuses paid to the executive management staff for the year.

Donald C. Danielson (Chairman)

R. Scott Hayes

Michael E. Kent

Committee on Compensation and Stock Options

Ameriana Bancorp

STOCK PERFORMANCE

    The following graph shows the cumulative total return on the Company's common stock over the last five years, compared with the cumulative total return of the CRSP Index for Nasdaq stocks of savings institutions (U.S. Companies, SIC 6030-39) (the "Industry Index") and the CRSP Index for the Nasdaq Stock Market (U.S. Companies, all SICs) (the "Market Index") over the same period, as if $100 were invested on December 31, 1992 in the Company's common stock and each index. Cumulative total return represents the total increase in value since December 31, 1992, assuming reinvestment of all dividends paid.

          CUMULATIVE TOTAL SHAREHOLDER RETURN
     COMPARED WITH PERFORMANCE OF SELECTED INDEXES
      December 31, 1992 through December 31, 1997


    [Line graph appears here depicting the data set forth below.]

                       12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                       --------  --------  --------  --------  --------  --------
Ameriana Bancorp       100.0     103.4     119.0     149.1     173.8     223.5
Savings Institutions   100.0     140.3     143.1     214.6     274.2     477.7
Nasdaq Stock Market    100.0     114.8     112.2     158.7     195.2     239.5


________________________________________________________________
                TRANSACTIONS WITH MANAGEMENT
________________________________________________________________

    The Bank offers mortgage and consumer loans to its directors, officers and employees. In the opinion of management, these loans do not involve more than the normal risk of collectibility and are made in the ordinary course of business and on substantially the same terms, including interest rates, as those prevailing at the time for nonaffiliated persons.

    The law firm of Scotten and Hinshaw, of which R. Scott Hayes, a director of the Company, the Chairman of the Audit Committee and a member of the Committee on Compensation and Stock Options, is a senior partner, serves as General Counsel to the Company and performs legal services to the Company and the Bank on a regular basis. Estimated legal fees for services rendered to the Company and its subsidiaries by the law firm of Scotten and Hinshaw during 1997 amounted to approximately $46,857.
________________________________________________________________
  PROPOSAL II -- RATIFICATION OF APPOINTMENT OF AUDITORS
________________________________________________________________

    Geo. S. Olive & Co. LLC, which was the Company's independent auditing firm for 1997, has been retained by the Board of Directors to be the Company's auditors for 1998, subject to ratification by the Company's shareholders. A representative of Geo. S. Olive & Co. LLC is expected to be present at the Meeting, and he will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

    The appointment of the auditors must be ratified by a majority of the votes cast by the shareholders of the Company at the Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.
________________________________________________________________
    PROPOSAL III -- APPROVAL OF PROPOSED AMENDMENTS
        TO 1996 STOCK OPTION AND INCENTIVE PLAN
________________________________________________________________

GENERAL

    The Board of Directors of the Company is seeking shareholder approval of certain proposed amendments to the Ameriana Bancorp 1996 Stock Option and Incentive Plan (the "Option Plan"). The proposed amendments would extend the term of the Option Plan from five to ten years, would increase the total amount of common stock authorized and reserved for awards under the Option Plan from 160,000 to 320,000 shares and would authorize the granting of discretionary awards under the Option Plan to non-employee directors of the Company and its affiliates. The Board of Directors believes that the proposed amendments are in the best interests of the Company and recommends a vote "FOR" approval of the proposed amendments.
The following discussion summarizes key provisions of the Option Plan and describes the proposed amendments.

PURPOSE OF THE OPTION PLAN AND THE AMENDMENTS

    The purpose of the Option Plan is to advance the interests of the Company by providing directors and employees of the Company and its affiliates with an opportunity to acquire shares of the Company's common stock. By encouraging such stock ownership, the Company seeks to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees of the Company and its affiliates to promote the success of the business of the Company.

DESCRIPTION OF THE OPTION PLAN AND THE PROPOSED AMENDMENTS

    Effective Date. The Option Plan became effective on the date of its approval by the Company's Board of Directors, February 26, 1996.

    Administration. The Option Plan is administered by a committee appointed by the Board of Directors, consisting of at least three directors of the Company who are "disinterested persons" within the meaning of the federal securities laws. The committee has discretionary authority to select participants and grant awards, to determine the form and content of any awards made under the Option Plan, to interpret the Option Plan, and to make other decisions necessary or advisable in connection with administering the Option Plan. All decisions, determinations, and interpretations of the committee are final and conclusive on all persons affected thereby. Members of the committee will be indemnified to the full extent permissible under the Company's governing instruments in connection with any claims or other
actions relating to any action taken under the Option Plan.   As
of the date hereof, the members of the committee are Directors Danielson, Hayes, and Kent.

    Eligible Persons; Types of Awards. Under the Option Plan, the committee currently may grant discretionary stock options ("Options"), stock appreciation rights ("SARs") and deferred stock awards ("DSAs") (collectively, "Awards") to such employees of the Company or its affiliates (including employees who are directors) as the committee shall designate. It is proposed that the individuals eligible to receive discretionary Awards under the Option Plan be expanded to include non-employee directors of the Company and its affiliates, to authorize the committee to provide those persons with an opportunity to acquire shares of the Company's common stock. As of April 1, 1998, the Company and its affiliates had approximately 167 employees who were eligible to receive discretionary Awards under the Option Plan and 11 non-employee directors who would be eligible to receive such Awards upon shareholder approval of the proposed amendments.

    Shares Available for Grants. The Option Plan currently authorizes the issuance of Options and other Awards for up to 160,000 shares of common stock of the Company. At March 27, 1998, Awards for 158,700 of the shares authorized under the Option Plan had been granted and exercised, or had been unconditionally granted and were then outstanding, and Awards for an additional 14,200 shares had been conditionally granted subject to shareholder approval of the proposed amendments and were then outstanding (see " -- New Plan Benefits" below).
While the Company currently does not have any plans to issue additional Awards under the Option Plan, the Company may determine in the future that the granting of additional Awards would be in the best interests of the Company. As a result, the Board of Directors is seeking shareholder approval of the proposed amendments to increase the total amount of common stock authorized under the Option Plan from 160,000 to 320,000 shares, which would have the effect of increasing the remaining shares authorized for future Awards under the Option Plan to 147,100.

    Shares subject to Awards under the Option Plan may either be (i) authorized but unissued shares, (ii) shares held in treasury, and (iii) shares held in a grantor trust maintained by the Company. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the committee will adjust the number and kind of shares reserved for issuance under the Option Plan, the number and kind of shares subject to outstanding Awards and the exercise prices of such Awards. In addition, if the Company pays a special dividend that has the effect of a return on capital to shareholders, the committee will proportionately adjust the exercise price of the Option. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the Option Plan, provided that, in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of shares of common stock subject to the Option shall be charged against the aggregate number of shares of common stock remaining available under the Option Plan. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised, the shares of common stock subject to such Awards shall, unless the Option Plan shall have been terminated, be available for the grant of additional Awards under the Option Plan.

    Options. Options may be either incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code, or options that are not ISOs ("Non-ISOs"). The exercise price as to any Option may not be less than 50% (100% for ISOs) of the fair market value (determined under the Option Plan) of the optioned shares on the date of grant. In the case of an optionee who owns more than 10% of the outstanding common stock of the Company on the date of grant, such option price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the common stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of the Company and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as Non-ISOs, and not as ISOs.

    Automatic Grants. Each director of the Company who was not an employee but was a director on the effective date of the Option Plan received a one-time grant of an Option (in the form of a Non-ISO) to purchase 8,000 shares of common stock With respect to each Option granted as of the effective date, the exercise price per share is equal to the fair market value of the underlying shares on that date. In addition, each non-employee director who joins the Board of Directors of the Company after the effective date will receive, on the date of joining the Board, Non-ISOs to purchase 8,000 shares of common stock of the Company (or such lesser number of shares as are then available under the Option Plan), at an exercise price per share equal to the fair market value of the common stock on the date of grant. These Options will have a term of ten years and expire one year after a director terminates service on the Board for any reason. In the event of a director's death during the term of his directorship, his Options will become immediately exercisable and will expire two years from the date of his death. In no event shall Options expire later than the date on which such Options would otherwise expire.

    SARs. An SAR may be granted in tandem with all or part of any Option granted under the Option Plan, or without any relationship to any Option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with Options, the optionee's exercise of the SAR cancels his or her right to exercise the Option, and vice versa. Alternatively, an SAR granted in conjunction with an Option may be an additional right wherein both the SAR and the Option may be exercised. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the committee prescribes in the grant, all or a percentage of the difference between (i) the fair market value of the shares of common stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price).
The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

    Exercise of Options and SARs. The exercise of Options and SARs will be subject to such terms and conditions as are established under the terms of the Option Plan and by the committee in a written agreement between the committee and the optionee. In the absence of committee action to the contrary, an otherwise unexpired Option shall cease to be exercisable upon
(i) an optionee's termination of employment for "just cause" (as defined in the Option Plan), (ii) the date three months after an optionee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an optionee terminates service due to disability, or (iv) the date two years after an optionee terminates service due to death.

    An optionee may exercise Options or SARs, subject to provisions relative to their termination and limitations on their exercise, only by (i) written notice of intent to exercise the Option or SAR with respect to a specified number of shares of common stock, and (ii) in the case of Options, payment to the Company (contemporaneously with delivery of such notice) in cash, in common stock, or a combination of cash and common stock, of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised. common stock utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise and may consist of shares subject to the Option being exercised. Upon an optionee's exercise of an Option, the Company may,
in the discretion of the committee, pay the optionee a cash amount up to but not exceeding the amount of dividends, if any, declared on the underlying shares between the date of grant and the date of exercise of the Option.

    Deferred Stock Awards. The Committee may in its discretion make DSAs under the Option Plan to individuals who are highly compensated within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, in the form of shares that will be transferred to such individuals only upon satisfaction of (i) any terms and conditions set forth in the agreement effecting the DSA, and (ii) the requirements of the Option Plan with respect to tax withholding obligations.
The term of a DSA may exceed 10 years if the agreement granting the DSA specifically provides for a term that expires no more than 10 years after termination of a DSA holder's continuous service.

    Conditions on Issuance of Shares. The committee will have the discretionary authority to impose, in agreements, such restrictions on shares of common stock issued pursuant to the Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that a participant make certain representations or warranties.

    Nontransferability. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. To the extent permissible under applicable federal securities laws, an Optionee who is granted Non-ISOs pursuant to the Option Plan may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that Non-ISOs so transferred may not again be transferred other than to the Optionee originally receiving the grant of Non-ISOs or to an individual or trust to whom such Optionee could have transferred Non-ISOs pursuant to the Option Plan. Non-ISOs which are transferred under the Option Plan shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-ISOs in the hand of the Optionee originally receiving the grant of such Non-ISOs.

    Effect of Dissolution and Related Transactions. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the exercise prices thereof, will be equitably adjusted for any change or exchange of shares for a different number or kind of shares which results from the Transaction. However, any such adjustment will be made in such a manner as to not constitute a modification, within the meaning of Section 424(h) of the Internal Revenue Code, of outstanding ISOs.

    Duration of the Option Plan and Grants. The Option Plan currently has a term of five years from its effective date, and no Awards shall be granted after five years from that date. It is proposed that the term of the Option Plan be extended to ten years, so the Option Plan would expire in 2006 instead of 2001, to permit a longer period of time for the granting of future awards under the Option Plan. The maximum term for an Award is 10 years from the date of grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the Option Plan, or its termination by the committee, will not affect any Award then outstanding.

    Amendment and Termination of the Option Plan. The Board of Directors of the Company may from time to time amend the terms of the Option Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the Option Plan; provided that the provisions relating to grants of Options to non-employee directors may not be amended more than once every six months (other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). No amendment, suspension, or termination of the Option Plan will, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award then outstanding.

    Financial Effects of Awards. The Company will receive no monetary consideration for the granting of Awards under the Option Plan. It will receive no monetary consideration other than the option price for shares of common stock issued to optionees upon the exercise of their Options, and will receive no monetary consideration upon the exercise of SARs. Under current accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the common stock on the date the Option is granted.

    The granting of SARs will require charges to the income of the Company based on the amount of the appreciation, if any, in the market price of the common stock to which the SARs relate over the exercise price of those shares for the particular income period. If the market price of the common stock declines subsequent to a charge against earnings due to estimated appreciation in the common stock subject to SARs, the amount of the decline will reverse such prior charges against earnings (but not by more than the aggregate of such prior charges).

FEDERAL INCOME TAX CONSEQUENCES

    ISOs. An optionee recognizes no taxable income upon the grant of ISOs. If the optionee holds the Option shares for at least two years from the date the ISO is granted, and for one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of such ISO is taxed as long-term capital gain. However, the difference between the fair market value of the common stock at the date of exercise and the exercise price of the ISO will be treated by the optionee as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If an optionee disposes of the shares before the expiration of either of the two special holding periods noted above, the disposition is a "disqualifying disposition." In this event, the optionee will be required, at the time of the disposition of the common stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the common stock at the date of exercise as ordinary income and the excess, if any, as capital gain.

    The Company will not be entitled to any deduction for federal income tax purposes as a result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the optionee for alternative minimum tax. However, if an optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Company will be entitled to deduct an equivalent amount.

    Non-ISOs. In the case of a Non-ISO, an optionee will recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price (or, if the optionee is subject to certain restrictions imposed by the federal securities laws, upon the lapse of those restrictions unless the optionee makes a special tax election within 30 days after the date of exercise to have the general rule apply).
Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain.
The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO.

    SARs. The grant of an SAR has no tax effect on the optionee or the Company. Upon exercise of the SARs, however, any cash or common stock received by the optionee in connection with the surrender of his or her SAR will be treated as compensation income to the optionee, and the Company will be entitled to a business expense deduction for the amounts treated as compensation income.

NEW PLAN BENEFITS

    At March 27, 1998, an Option for 14,200 shares had been granted subject to shareholder approval of the proposed amendments to the Option Plan. The Option was granted in December 1997 to Richard E. Welling when he joined the Company as Senior Vice President -- Treasurer and Chief Financial Officer. The exercise price for the Option was the fair market value of the common stock on the date of grant, $19.875 per share. The Option was vested 20%
on the grant date (subject to shareholder approval of the proposed amendments) and will vest another 20% on December 31, 1998-2001. The Option will expire in December 2007.

RECOMMENDATION AND VOTE REQUIRED

    The Board of Directors has determined that the Option Plan is desirable and cost effective and produces incentives which benefit the Company and its shareholders. The Board of Directors is seeking shareholder approval of the Amendment in order to satisfy the requirements of the Internal Revenue Code for favorable tax treatment of ISOs and to satisfy the requirements of the Nasdaq Stock Market for national market system securities.

    Shareholder approval of the Amendment requires the affirmative vote of the holders of a majority of the total votes present or represented and entitled to be cast at the Annual
Meeting.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
APPROVAL OF THE AMENDMENT.

________________________________________________________________
                     OTHER MATTERS
________________________________________________________________

    The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of a majority of the Board of Directors.

________________________________________________________________
                     MISCELLANEOUS
________________________________________________________________

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, directors and officers of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

    The Company's Annual Report to Shareholders for 1997 accompanies this proxy statement. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

________________________________________________________________
                 SHAREHOLDER PROPOSALS
________________________________________________________________

    In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at 2118 Bundy Avenue, New Castle, Indiana 47362, no later than December 9, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                           BY ORDER OF THE BOARD OF DIRECTORS

                           /s/ Nancy A. Rogers

                           Nancy A. Rogers
                           Secretary
New Castle, Indiana
April 8, 1998
                       FORM 10-K
A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF MARCH 27, 1998, UPON WRITTEN REQUEST TO THE SECRETARY, AMERIANA BANCORP, 2118 BUNDY AVENUE, NEW CASTLE, INDIANA 47362.

                    REVOCABLE PROXY
                   AMERIANA BANCORP
________________________________________________________________
            ANNUAL MEETING OF SHAREHOLDERS
                     May 21, 1998
________________________________________________________________

    The undersigned hereby appoints the full Board of Directors of the Company or a majority thereof with full powers of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the main office of the Company, 2118 Bundy Avenue, New Castle, Indiana, Thursday, May 21, 1998, at 10:00 a.m. and at any and all adjournments thereof, as follows:


                                                        VOTE
                                                FOR    WITHHELD
                                                ---    --------
   I.  The election as directors of all
       nominees listed below (except as         [  ]     [  ]
       marked to the contrary below).

       Donald C. Danielson
       Paul W. Prior

       INSTRUCTION:  To withhold your vote for
       any individual nominee, strike a line through the nominee's name in the list above.

                                                 FOR    AGAINST   ABSTAIN
                                                 ---    --------  -------
II.    The ratification of the appointment of
       Geo. S. Olive & Co. LLC as auditors for
       the fiscal year ending December 31, 1998  [  ]    [  ]      [  ]


III.   The approval of proposed amendments
       to the Ameriana Bancorp 1996 Stock
       Option and Incentive Plan                 [  ]    [  ]      [  ]

   The Board of Directors recommends a vote "FOR" each of the listed propositions.
________________________________________________________________
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR MEETING OF SHAREHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 1998 ANNUAL MEETING.
________________________________________________________________

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

    The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the meeting, a proxy statement dated April 8, 1998, and the Company's annual report to shareholders for the fiscal year ended December 31, 1997.

Dated: _______________________, 1998


__________________________           __________________________
PRINT NAME OF STOCKHOLDER            PRINT NAME OF STOCKHOLDER


__________________________           __________________________
SIGNATURE OF STOCKHOLDER             SIGNATURE OF STOCKHOLDER



Please sign exactly as your name appears on the enclosed card.
When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

________________________________________________________________
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.
________________________________________________________________